Exhibit 99.1
Unaudited Pro Forma Condensed Consolidated Statement of Operations
     On December 31, 2008, Valeant Pharmaceuticals International (“Valeant” or the “Company”) completed the acquisition of all of the outstanding common stock of Dow Pharmaceutical Sciences, Inc. (“Dow”), a privately held healthcare company that provides biopharmaceutical development services primarily in the United States.
     The Company acquired Dow for an agreed price of $285.0 million, subject to certain closing adjustments, plus transaction costs. Pursuant to the terms of the acquisition, by June 30, 2009, we are required to pay $35.0 million into an escrow account for the benefit of the Dow common stockholders, subject to any indemnification claims made by us for a period of eighteen months following the acquisition closing. We have granted a security interest to the Dow common stockholders in certain royalties to be paid to us until we satisfy our obligation to fund the $35.0 million escrow account. During the three months ended March 31, 2009, we paid $21.0 million into the escrow account.
     The acquisition has been accounted for as a purchase business combination, and as such the Dow assets acquired and liabilities assumed have been recorded at their respective fair values. The allocation of the acquisition purchase price requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed. The Company engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets acquired and deferred revenue. Such valuations require significant estimates and assumptions, including but not limited to: determining the timing and estimated costs to complete the in-process research and development projects, projecting the likelihood and timing of regulatory approval, estimating future cash flows and determining the appropriate discount rate. The Company believes the fair values assigned to the assets acquired and liabilities assumed as presented herein in this Exhibit 99.1 are based upon reasonable assumptions. The fair value of the net assets acquired exceeded the agreed price and resulted in the recognition of conditional purchase consideration.
     The accounting treatment for the Dow acquisition requires the recognition of an additional $86.6 million of conditional purchase consideration because the fair value of the net assets acquired exceeded the total amount of the acquisition price. Contingent consideration of up to $235.0 million may be incurred for future milestones related to certain pipeline products still in development. Over 85% of this contingent consideration is dependent upon the achievement of approval and commercial targets. Future contingent consideration paid in excess of the $86.6 million will be treated as an additional cost of the acquisition and result in the recognition of goodwill.
     The acquisition of Dow occurred on December 31, 2008 and the historical Valeant consolidated balance sheet as of December 31, 2008 included the net assets and liabilities of Dow so no pro forma balance sheet as of that date is necessary. Because the acquisition of Dow occurred on December 31, 2008, Valeant’s historical consolidated statement of operations for the year ended December 31, 2008 did not include any results from Dow.
     The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 combines the historical consolidated statement of operations of Valeant and the historical consolidated statement of operations of Dow, giving effect to Valeant’s acquisition of Dow as if the acquisition had occurred on January 1, 2008. Certain reclassifications of Dow’s historical statement of operations have been made to conform to Valeant’s presentation.
     The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the Company’s historical Current Report on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2009, the Company’s historical financial statements and related notes thereto contained in its annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 2, 2009, its quarterly report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 7, 2009 and its Current Report on Form 8-K filed with the SEC on May 28, 2009.
     The unaudited pro forma adjustments are based on management’s estimates of the fair value of the tangible and intangible assets acquired and liabilities assumed. As a result, the actual adjustments may differ materially from those presented in this unaudited pro forma condensed consolidated statement of operations. The unaudited pro forma condensed consolidated statement of operations is presented for illustrative purposes only and is not necessarily indicative of past or future results of operations. No effect has been given for costs that may be incurred in integrating the operations of the Company and Dow, or for operational efficiencies that may have been achieved if the acquisition had occurred on January 1, 2008.

Valeant Pharmaceuticals International
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Twelve Months Ended December 31, 2008
(In thousands, except per share amounts)

			Pro Forma
	Valeant	Dow	Adjustments		Pro Forma
Revenues:
Product sales	$593,165	$—	$—		$593,165
Service revenue	—	38,763	—		38,763
Alliance revenue (including ribavirin royalties)	63,812	16,812	(192)	(a)	80,432

Total revenues	656,977	55,575	(192)		712,360
Costs and expenses:
Cost of goods sold (excluding amortization)	167,916	—	(192)	(b)	167,724
Cost of service revenue	—	27,813	—		27,813
Selling, general and administrative	278,019	13,838	(4,327)	(c)	287,530
Research and development costs, net	86,967	21,244	—		108,211
Acquired in-process research and development	186,300	—	(185,800)	(d)	500
Restructuring, asset impairments and dispositions	21,295	—	—		21,295
Amortization expense	49,973	—	26,226	(e)	76,199

Total costs and expenses	790,470	62,895	(164,093)		689,272

Loss from operations	(133,493)	(7,320)	163,901		23,088
Other income (expense), net including translation and exchange	2,063	1,176	—		3,239
Loss on early extinguishment of debt	(12,994)	—	—		(12,994)
Interest income	17,129	195	(7,712)	(f)	9,612
Interest expense	(45,385)	(206)	206	(g)	(45,385)

Loss from continuing operations before income taxes	(172,680)	(6,155)	156,395		(22,440)
Provision for income taxes	34,688	(1,100)	—	(h)	33,588

Loss from continuing operations	$(207,368)	$(5,055)	$156,395		$(56,028)

Loss per share from continuing operations:
Basic	$(2.37)				$(0.64)

Diluted	$(2.37)				$(0.64)

Shares used in per share computations:
Basic	87,480				87,480

Diluted	87,480				87,480

See notes to unaudited pro forma condensed consolidated statement of operations.

Valeant Pharmaceuticals International
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands)
Note 1 — Basis of Presentation
     The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 is based on the historical consolidated statement of operations of Valeant and the historical consolidated statement of operations of Dow, after giving effect to our acquisition of Dow as if it occurred on January 1, 2008.
     During the three months ended March 31, 2009, we completed our evaluation of the fair value of assets acquired or liabilities assumed. The conditional purchase consideration was reduced from $95.9 million recorded as of December 31, 2008 to $86.6 million as of March 31, 2009, due to the reduction in the fair value of the intangible assets acquired from the preliminary appraisal, reduction in deferred tax assets and other closing adjustments.
     The following table summarizes the Dow acquisition purchase price:

Cash consideration, net of cash acquired	$285,006
Conditional purchase consideration	86,559
Transaction costs	5,588

Total purchase price	$377,153

     The Dow acquisition purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based upon their estimated fair value at the acquisition date. We have completed our evaluation of the fair value of assets acquired and liabilities assumed. We believe the estimated fair values assigned to the Dow assets acquired and liabilities assumed were based upon reasonable assumptions. The following table summarizes the estimated fair value of the net assets acquired:

Current assets	$14,464
Property, plant and equipment	3,469
Other long-term assets	158
Identifiable intangible assets	181,100
In-process research and development	185,800
Current and long-term liabilities	(7,838)

Net assets acquired	$377,153

     The acquired intangible assets consisted of outlicensed technology, customer relationships and developed formulations. Developed formulations include Dow’s U.S. Food and Drug Administration (“FDA”) approved product, Acanya, a topical treatment for acne which was launched in the first quarter of 2009. Outlicensed technology has been licensed to third parties and will generate future royalty revenue. Customer relationships are from Dow’s contract research services. The weighted-average amortization period for such intangible assets acquired is outlined in the table below:

Valeant Pharmaceuticals International
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations-(Continued)
(In thousands)

	Value of
	Intangible	Weighted-Average
	Assets	Amortization
	Acquired	Period
Developed formulations	$104,500	6.1 years
Outlicensed technology	70,000	9.5 years
Customer relationships	6,600	7.0 years

Total identifiable intangible assets	$181,100

     We recorded a charge of $185.8 million to acquired in-process research and development for in-process research and development assets acquired that we determined were not yet complete and had no future uses in their current state. The major risks and uncertainties associated with the timely and successful completion of the acquired in-process research and development assets consist of the ability to confirm the safety and efficacy of the product based upon the data from clinical trials and obtaining the necessary approval from the FDA.
     The in-process research and development assets are comprised of the following items; IDP-107 for the treatment of acne, IDP-108 for fungal infections and IDP-115 for rosacea, which were valued at $107.3 million, $49.0 million and $29.5 million, respectively. All of these in-process research and development assets had not yet received approval from the FDA as of the acquisition date. IDP-107 is an antibiotic targeted to treat moderate to severe inflammatory acne and is in Phase II studies. IDP-108 is an investigational topical drug for nail, hair and skin fungal infections and is in Phase II studies. IDP-115 is a topical treatment for rosacea and has completed Phase II studies.
     The estimated fair value of the in-process research and development assets was determined based upon the use of a discounted cash flow model for each asset. The estimated after-tax cash flows were probability weighted to take into account the stage of completion and the risks surrounding the successful development and commercialization of each asset. The cash flows for each asset were then discounted to a present value using a discount rate of 15%. Material net cash inflows were estimated to begin in 2013 for IDP-107, IDP-108 and IDP-115. Gross margins and expense levels were estimated to be consistent with Dow’s historical results. Solely for the purpose of estimating the fair value of these assets, we assumed we would incur future research and development costs of $26.6 million, $29.6 million and $20.1 million to complete IDP-107, IDP-108 and IDP-115, respectively.
Note 2 — Pro Forma Adjustments
(a)	Reflects a $0.2 million reduction of Dow’s historical royalties earned from Valeant.

(b)	Reflects a $0.2 million reduction of Valeant’s historical cost of good sold for royalties owed by Valeant to Dow.

(c)	Reflects a $4.3 million reduction of Dow’s historical selling, general and administrative expense for banking, legal and other professional services directly attributable to the acquisition.

(d)	Reflects the reversal of Valeant’s historical charge of $185.8 million for IPR&D related to the acquired in-process research and development assets obtained in our acquisition of Dow that we determined were not yet complete and had no future uses in their current state.

(e)	Represents incremental amortization expense of $26.2 million for the identified intangible assets for developed formulations, outlicensed technology and customer relationships based upon the estimated fair value assigned to these assets at the date of acquisition and useful lives preliminarily estimated to range from 3 to 11 years.

Valeant Pharmaceuticals International
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations-(Continued)
(In thousands)
(f)	Reflects a $7.5 million reduction of Valeant’s historical interest income due to Valeant’s cash of $242.5 million, net of cash acquired, used to fund the acquisition at the closing date, at Valeant’s historical average interest rate earned on cash of approximately 3.1%. It also reflects the reversal of Dow’s historical interest income of $0.2 million.

(g)	Reflects the elimination of Dow’s historical interest expense of $0.2 million related to notes payable for the Dow Employee Stock Ownership Plan and the accretion of Dow’s historical redeemable convertible preferred stock.

(h)	Valeant has a full valuation allowance against deferred income tax assets in the United States resulting in no income tax effect for the benefit of Dow’s historical loss from continuing operations or the pro forma adjustments.